Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-132744 on Form S-4 of our report dated March 10, 2006, relating to the financial statements of RCC Minnesota, Inc. (“RCCM”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of such financial statements that includes allocations to and from RCCM), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
Deloitte & Touche LLP
Minneapolis, Minnesota
June 7, 2006